Exhibit 10.9

Bank of Commerce Holdings

Director and Executive Officer Stock Ownership and Retention Guidelines

bank of commerce | holdings

Table of Contents

Purpose	3

PERSONS COVERED	3

Ownership Guidelines	3

Timeframe	3

Ownership Definition	4

Ownership Calculation	4

Equity Compensation Retention Guideline	4

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

Purpose

The board of directors (“Board”) of Bank of Commerce Holdings (the “Company”) believes that it is in the best interests of the Company and its shareholders to align the financial interests of the Company’s directors and executive officers with those of the Company’s shareholders. Accordingly, the Committee has established the following stock ownership and retention guidelines (the “Guidelines”), which shall be administered by the Executive Compensation Committee (“Committee”) of the Board.

Persons Covered

The Guidelines will apply to (i) members of the Company’s board of directors (“Directors”) and (ii) the Company’s executive officers who are required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (“Executives”).

Ownership Guidelines

Each Director is expected to acquire and retain shares of Company common stock (“Shares”) having a market value equal to at least five (5) times his or her annual cash retainer (exclusive of committee fees).

Each Executive is expected to acquire and retain Shares having a market value equal to at least two (2) times his or her annual base salary.

Timeframe

Each Director or Executive will have five years from the date of his or her appointment (or five years from December 20, 2016, the date upon which these Guidelines were originally adopted, whichever is later) to attain the specified ownership levels. With respect to Executives, in the event of an increase in base salary, the Executive is expected to meet the higher ownership amount within three years from the effective date of the salary change. The Committee in its discretion may extend the period for attainment of these ownership levels in appropriate circumstances.

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

Ownership Definition

For purposes of these Guidelines, a Director’s or Executive’s stock ownership will include the following:

•

Shares owned directly, either in certificated form or through a brokerage account, including restricted Shares and Shares deliverable in settlement of restricted or unrestricted Share units, excluding restricted Shares/restricted Share units that remain subject to the achievement of performance goals.

•

Shares owned indirectly, if the Director or Executive has an economic interest in the Share. For this purpose, indirect ownership includes Shares owned by immediate family members that would be beneficially owned and reported for purposes of the stock ownership table of the Company’s proxy statement (excluding Shares subject to a right to acquire) and Shares beneficially owned and reportable on Table 1 of Forms 3, 4 or 5.

•	Shares attributable to a Director’s or Executive’s vested account in any savings or retirement plans, deferred compensation plans and Shares acquired through any employee stock purchase plan.

Ownership Calculation

Shares prices of all companies are volatile. It would be unfair to require a Director or Executive to purchase more Shares simply because the price of the Company’s common stock declines temporarily. Accordingly, in calculating the number of Shares that a Director should hold under these Guidelines, the Director’s annual cash retainer will be divided by the highest Share price over the prior 24 month period.

When calculating the number of Shares that an Executive should hold under these Guidelines, the Executive’s salary will also be divided by the highest Share price over the prior 24 month period.

Compliance will be evaluated by the Executive Compensation Committee on an annual basis, as of December 31 of each year, and not on a running basis.

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

Equity Compensation Retention Guideline

Unless a Director or Executive has achieved the applicable Guideline level of Share ownership, he or she is required to retain an amount equal to 50% of the net Shares received as a result of the exercise, vesting or payment of any Company equity awards granted to the Director or Executive. A Director or Executive must continue to retain such Shares for as long as the Director or Executive is subject to these Guidelines. “Net Shares” are those Shares that remain after Shares are sold or withheld, as the case may be, to pay any applicable exercise price for the equity award and to satisfy any tax obligations arising in connection with the exercise, vesting or payment of the equity award.

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

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